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                                                             EXHIBIT 11.2

                        HASBRO, INC. AND SUBSIDIARIES
                   Computation of Earnings Per Common Share
             Thirteen Weeks Ended June 26, 1994 and June 27, 1993

            (Thousands of Dollars and Shares Except Per Share Data)

                                         1994                  1993
                                   -----------------    -----------------
                                              Fully                Fully
                                   Primary   Diluted    Primary   Diluted
                                   -------   -------    -------   -------

Net earnings before cumulative
 effect of change in accounting
 principles                        $ 1,634     1,634     27,150    27,150
Interest and amortization on 6%
 convertible notes, net of taxes         -         -(a)       -     1,464
                                    ------    ------     ------    ------
Net earnings before cumulative
 effect of change in accounting
 principles applicable to common
 shares                              1,634     1,634     27,150    28,614
Cumulative effect of change in
 accounting principles                   -         -          -         -
                                    ------    ------     ------    ------
Net earnings applicable to
     common shares                 $ 1,634     1,634     27,150    28,614
                                    ======    ======     ======    ======

Weighted average number of shares
 outstanding:(b)
  Outstanding at beginning of
   period                           87,981    87,981     87,307    87,307
  Actual exercise of stock
   options and warrants                 63        63         89        89
  Assumed exercise of stock
   options and warrants              1,798     1,798      2,530     2,791
  Assumed conversion of 6%
   convertible notes                     -         -(a)       -     5,114
  Purchase of common stock              (6)       (6)         -         -
                                    ------    ------     ------    ------
  Total                             89,836    89,836     89,926    95,301
                                    ======    ======     ======    ======

Per common share:
  Earnings before cumulative
   effect of change in
   accounting principles           $   .02       .02        .30       .30
  Cumulative effect of change
   in accounting principles              -         -          -         -
                                    ------    ------     ------    ------
  Net earnings                     $   .02       .02        .30       .30
                                    ======    ======     ======    ======

(a) The effect of these notes in 1994 is antidilutive and as such is not included.
(b) Computation to arrive at the average number is a weighted average computation.

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